EXHIBIT 23.1


                           CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


   The Board of Directors
   Castle BancGroup, Inc.:


   We consent to incorporation by reference in the subject Registration Statement on Form S-3 of Castle BancGroup, Inc. of our report dated February 3, 1998, relating to the consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Castle BancGroup, Inc.


                                 /s/  KPMG LLP
                                 ----------------------------
                                      KPMG LLP


   Chicago, Illinois
   January 19, 1999